UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 2, 2009

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 2, 2009, TearLab Corporation, or the Company, entered into a capital advisory agreement with Greybrook Capital Inc., or Greybrook.  On January 8, 2010, the Company and Greybrook entered into an amendment to the capital advisory agreement, which provides that, in consideration of its provision of capital advisory services to the Company, Greybrook is entitled to receive, within 90 days of the date of the agreement and again on or before the first anniversary of the date of the agreement, compensation consisting of (i) $100,000 in cash or (ii) shares of the Company’s common stock equal to the quotient of (A) $100,000 and (B) $1.22, the per share closing consolidated bid price on the date of the original execution of the agreement.

Pursuant to the capital advisory agreement, as amended, the Company issued 163,934 shares of common stock to Greybrook on April 14, 2011.  Elias Vamvakas, Chairman of the Company’s board of directors and Chief Executive Officer, is a principal with, and holds a material financial interest in, Greybrook.

The foregoing descriptions of the capital advisory agreement and the amending agreement thereto do not purport to be complete and are qualified in their entirety by reference to the full texts of the capital advisory agreement and the amending agreement thereto, copies of which are attached as Exhibit 10.1 to the Company’s Current Reports on Form 8-K and Form 8-K/A filed on November 3, 2009 and January 11, 2010, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu
Chief Financial Officer

Date:  April 14, 2011